Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-135960 on Form S-8 of CTI Group (Holdings) Inc. of our report dated March 8, 2007 relating to the financial statements of Ryder Systems Limited, which appears in the Current Report on Form 8 – K/A of CTI Group (Holdings) Inc. dated March 8, 2007.

/s/Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Indianapolis, IN
March 8, 2007